Exhibit 99.1
Holly Energy Partners seeks shipper commitments for Salt Lake City to Las Vegas Product Pipeline
DALLAS, TX March 5, 2007 — Effective February 21, 2007 Holly Energy Partners L.P. (NYSE:HEP) has opened its binding open season process seeking long term shipper commitments on its proposed products pipeline which would originate near the refining complexes in Salt Lake City, Utah and would end in the north part of Las Vegas, Nevada. The proposed project would also include product terminals near Cedar City, Utah and Las Vegas, Nevada. The project would be completed some time near the end of 2008 at a cost of $300 million for both the pipeline and terminals.
The binding open season process is expected to last from February 21 through March 21 and a final decision on whether to proceed with the project is expected to be made during the second quarter of 2007.
For more information on this project, please contact David Blair, Senior Vice President, Holly Energy Partners, 100 Crescent Court, Suite 1600, Dallas, Texas 75201, 214-871-3544, david.blair@hollyenergy.com
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION ON HOLLY ENERGY PARTNERS, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Energy Partners
214-871-3555